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ASHFORD HOSPITALITY TRUST INC.
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NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein
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ASHFORD TRUST SENDS LETTER TO SHAREHOLDERS REGARDING HOTEL UNION’S REQUEST FOR SPECIAL MEETING

DALLAS, November 3, 2014 — Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust”) today announced that it is mailing a letter to shareholders regarding the efforts by a labor union which is seeking to call a special meeting of Ashford Trust shareholders.

In the letter, the Company notes that its Board of Directors does not believe the issues raised by the hotel union should be addressed at a special meeting and the Company responds to statements made by the union.

The full text of the letter follows:

Dear Fellow Shareholder,

The Ashford Hospitality Trust, Inc. (the “Company” or “Ashford Trust”) Board of Directors and management team are committed to creating value for all Ashford Trust shareholders and continue to take actions towards achieving that goal.

In Ashford Trust’s 11 years as a public company, the Board and management team have driven tremendous value creation, growing Ashford Trust from a blind pool with a little more than $200 million in cash to a leader today in the hospitality industry, with more than $4 billion of assets.  In addition to significantly growing our assets over the past 11 years, we have been able to provide very attractive returns to our shareholders.  Importantly, Ashford Trust has had one of the highest total shareholder returns of all the hotel REITs that have been public since our IPO in August of 2003, delivering total shareholder returns of 215% compared to a peer average of 162%.

Peer average includes:  BEE, CHSP, CLDT, DRH, FCH, HST, HT, INN, LHO, PEB, RLJ, SHO

Trailing Total Shareholder Returns as of 10/29/14

Source: Bloomberg

Throughout our history, the Board and management team of Ashford Trust have taken steps to deliver significant value for all of our shareholders.  Today, the Ashford family of companies includes:

•                  Ashford Trust: A publicly-traded REIT, with 116 hotels and a market capitalization of $4.4 billion as of 10/30/14, focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure, primarily within the United States.

•                  Ashford Prime: A publicly-traded, conservatively capitalized REIT, with 10 hotels and a market capitalization of $1.3 billion as of 10/30/14.  Spun-off from Ashford Trust in November of 2013, with a well-defined investment strategy to only invest in high quality, high-RevPAR hotels located in major gateway and resort markets, Ashford Prime operates with a more conservative leverage profile than Ashford Trust.

•                  Ashford Inc.: On February 27, 2014, the Board approved and announced the spin-off of Ashford Trust’s asset management business into a new, separate publicly-traded C-Corp.  Once the spin-off is complete, which we expect to occur on November 12, 2014, Ashford Inc. will be well positioned for growth with advisory agreements in place with two publicly traded REITs, Ashford Trust and Ashford Prime, as well as the anticipated launch of Ashford Investment Management, our securities investment platform.

With Ashford Trust and Ashford Prime pursuing distinct investment strategies, we believe both companies are well positioned to capitalize on the attractive lodging industry fundamentals we expect to continue for the next several years, and that Ashford Inc. will benefit from their growth and success.

As you may have seen, the union, which beneficially owns 765 shares of Ashford Trust stock, is seeking to call a special meeting of Ashford Trust shareholders and has mailed solicitation forms to obtain shareholders’ written consent as part of its efforts.  This union is a labor organization that represents workers at hotels and lodging establishments in the U.S. and Canada with a history of provoking corporate boards and management in situations where the union is a nominal shareholder.  We believe that the hotel union’s real interest is to assert its influence into a labor dispute at one of Ashford Trust’s hotels in Alaska by threatening to disrupt the value creating separation of Ashford Inc.

We strongly believe that convening a special meeting is not in the best interests of the Company or its shareholders at this time due to the distraction to the attention and resources of the Board and management at a pivotal time in the Company’s history.  We take this position because we believe the spin-off of Ashford Inc. will result in significant value creation for our shareholders, and any delay in the timing of the spin-off will impact our ability to capitalize on current opportunities, which could result in the loss of enhanced value creating opportunities.  We urge all Ashford Trust shareholders not to be misled by the hotel union’s campaign.

As part of its campaign, we believe the union has put forth a number of mischaracterizations and we are taking this opportunity to respond so that our shareholders may be fully informed.

In regards to the union’s letter to shareholders, they mention three issues that I’d like to discuss briefly in this letter:  1) Shareholder rights at Ashford Inc., 2) The benefits of the Remington mutual exclusivity agreement, and 3) The advisory structure of Ashford Prime and Ashford Trust.  Our detailed response to those three issues is contained within this letter, but here is a brief summary:

•                  Shareholder rights at Ashford Inc.:  We are committed to corporate governance policies and practices that are in the best interest of the Company and all of our shareholders.  Over the past several weeks, we reached out to shareholders about our existing corporate governance at Ashford Trust as well as the proposed corporate governance at Ashford Inc.  In response to those discussions with shareholders, we made several changes that we believe demonstrate our commitment to strong corporate governance.  Regarding the proposed corporate governance of Ashford Inc., we believe it is important to protect Ashford Inc. during its initial period as a newly public company given its small size.  Notwithstanding Ashford Inc.’s small initial size, we have made some enhancements to Ashford Inc.’s governance as well in response to our shareholders’ feedback.

•                  The benefits of the Remington mutual exclusivity agreement:  Ashford Trust has been a public company for 11 years and during that time we have grown our asset base significantly while also achieving one of the highest total shareholder returns of any hotel REIT that has been public during that same time period.  A big factor in that performance has been our relationship with Remington.  Remington is our best property manager in terms of revenue growth, RevPAR Index growth, and EBITDA flow-through and we, along with many of our shareholders who have enjoyed superior returns, view that relationship as a significant competitive advantage.

•                  The advisory structure of Ashford Prime and Ashford Trust:  We believe that the advisory structure that we have developed for Ashford Prime and Ashford Trust is revolutionary.  Not only are the fees based on market values as opposed to gross book values, but the management team is highly aligned with shareholders given our high insider ownership in both platforms.  Also, the advisor is a publicly traded company, so if investors want to synthetically create an internally advised structure they can buy shares in the REIT and the advisor.

Ashford Trust Maintains Strong Corporate Governance Policies and Practices That Best Serve the Interests of the Company and All our Shareholders

Ashford Trust is committed to maintaining corporate governance policies and practices that best serve the interests of the Company and our shareholders and are designed to promote value creation.

Our Board is comprised of seven highly qualified directors, five of whom are independent including the lead director, in a structure that fully complies with Institutional Shareholder Service’s (“ISS”) guidelines.  Additionally, we have a charter provision and corporate governance policy that addresses potential conflicts.  Ashford Trust also has the highest insider ownership of any hotel REIT.

We always welcome the opinions and perspectives of our shareholders.  In this regard we have recently met with and spoken with many of our shareholders over the course of several weeks seeking input from our shareholders on governance matters.  In response to those conversations, we determined to further enhance our corporate governance policies and practices to best serve the interests of the Company and shareholders directly in response to our shareholders’ feedback.

On October 27, 2014, the following corporate governance enhancements for Ashford Trust were unanimously approved by the Board of Directors and included as amendments to the Company’s bylaws:

•                  Providing for a majority voting standard in the election of directors in uncontested elections, subject to approval of a similar amendment to the Company’s charter at the 2015 annual shareholder meeting that is consistent with the proposal previously approved by shareholders at the Company’s 2014 annual shareholder meeting;

•                  Permitting shareholders to amend the bylaws; and

•                  Reducing the threshold for shareholders to call a special meeting from 50 percent to 35 percent of the outstanding common stock, following the Company’s 2015 annual shareholder meeting.

In addition, following our conversations with Ashford Trust shareholders, the Board unanimously approved plans for corporate governance enhancements for Ashford Inc. that would be instituted in connection with the previously announced spin-off.  The Board is committed to protecting the Ashford Inc. franchise and the interests of all shareholders during its initial period as a newly public company.  Since Ashford Inc. will be a small cap company post spin-off, the Board considered the likely volatility in the trading of Ashford Inc. stock and the potential for large share accumulations as it developed the company’s corporate governance structure.  The recent enhancements to the Ashford Inc. corporate governance structure include amendments to the bylaws of Ashford Inc. providing shareholders the right to call a special meeting.  Additional enhancements include:

•                  Providing Ashford Inc. shareholders the opportunity to vote to declassify the Board at Ashford Inc.’s first annual meeting;

•                  Permitting shareholders to vote to remove Ashford Inc.’s directors up for annual election, if shareholders vote to declassify the Board; and

•                  Providing Ashford Inc. shareholders the opportunity to provide an advisory non-binding vote on executive compensation every three years.

Lastly, post spin-off, we are confident the Board of Ashford Inc., and management, will continue to solicit feedback from shareholders on governance matters as Ashford Inc. executes on its intended growth strategy.

Remington Agreement Creates Significant Value and Will Drive Future Growth

The mutual exclusivity agreement with Remington has been in place since Ashford Trust’s IPO in 2003, and as I mentioned earlier, Ashford Trust has grown its assets from a little over $200 million in 2003 to over $4 billion today.  Clearly, having this mutual exclusivity agreement has not impacted our ability to grow the portfolio.  Ashford Trust has property management agreements in place with a number of property management companies, including Remington.

Remington manages the largest number of our assets and provides Ashford Trust with a number of competitive advantages across its portfolio.  Notably, Remington outperforms our other property managers from a revenue growth, RevPAR index growth, and EBITDA flow-through standpoint.  The result has been significant value creation for Ashford Trust shareholders, and we believe this will continue to benefit Ashford Inc. shareholders and shareholders of future platforms.

Contrary to the union’s assertions, the Company works with a number of other property managers in addition to Remington.  Remington manages 77 of our 116 hotel properties, which equates to approximately 60% of Ashford Trust’s Hotel EBITDA, while other third-party management companies manage the remaining 39 hotel properties.  In addition, the independent directors of the Board have the ability not to engage Remington if they do not think it is in the best interest of Ashford Trust’s shareholders or if another manager can perform the duties materially better.  In fact, our commitment to ensuring the best management of our properties has resulted in multiple instances where the Board has chosen not to engage Remington.

Importantly, Ashford Trust’s property management agreements with Remington are terminable on sale with no penalty.  Unlike typical brand management agreements (i.e., with Marriott or Hilton, etc.), the fact that the contract is terminable typically yields a lower cap rate on sale, translating to a higher value for our shareholders when we sell an asset.

We believe that the benefits of the Company’s agreements with Remington are reflected in our historical operating outperformance versus our peers and our historical total shareholder return outperformance, and we are confident that our relationship with Remington will enable Ashford Trust, Ashford Inc., and future platforms to continue to deliver significant value to shareholders.

Advisory Agreement Positions All Ashford Companies for Growth

We strongly believe that, regardless of whether a company is internally or externally advised, the most important driver of success and value creation is whether the management team is aligned with shareholders.  Ashford Trust and Ashford Prime have the highest insider ownership of all the hotel REITs by a large margin.  This high insider ownership translates into high alignment with our shareholders.  So regardless of whether Ashford Trust is internally or externally advised, your management team is invested right alongside all of you.

Some additional factors that set apart our advisory structure from others include:

•                  Revolutionary fee structure incentivizes shareholder value creation.  The advisory agreement’s base fee structure is based on total market capitalization, which takes into account stock value as opposed to gross asset value.  There is also an incentive fee that is based on total shareholder return outperformance versus peers.  This is completely different from typical advisory agreements which have base fees that are based on gross book values, which have the effect of incentivizing the advisor to just grow the asset base without growing shareholder value.

•                  The base fee is 0.70% of total market capitalization, which is slightly below the historic peer average for General and Administrative (G&A) expense.  In establishing a fee structure, the Board and management team spent significant time analyzing other advisory agreements.  After analyzing G&A expenses as a percentage of total market capitalization at other hotel REITs over the past eight years, the Board concluded that this was a reasonable level at which to set the base fee threshold.

•                  Termination fee incentivizes advisor to consider all options to maximize value.   By including a termination fee in the agreement, the Board intends for the advisor to consider all options to create value, including recommending a sale of the company if it is in the best interest of shareholders.  Most advisory agreements do not include this provision.  By including the ability to terminate the advisory agreement on a change of control, the advisor is highly aligned with shareholders to pursue the best path for shareholder value creation.

•                  Importantly, and in contrast to most advisors, Ashford Inc. will be a publicly traded company.  Typically, advisors are private companies that are owned by a few individuals.  In our case, Ashford Inc. will be a publicly-traded company so if investors want to internalize management they can do so synthetically by buying shares in the REIT and the advisor.

Ashford Prime Positioned for Success

The Board is confident that the separation of Ashford Prime into a separate publicly-traded company created a business with a strong portfolio of high-quality, high RevPAR hotels that is well-positioned for success.  When we spun-off Ashford Prime, we expected it to be valued in the public markets at a higher valuation multiple than Ashford Trust given its higher RevPAR hotels and lower leverage strategy.  Post spin-off that is exactly what happened.  In fact, Ashford Prime was initially valued at an EBITDA multiple that was 2-3 turns higher than Ashford Trust’s EBITDA multiple.

Soon after the spin-off, Ashford Prime completed an equity raise to buy two hotels, the Pier House Resort and the Sofitel Chicago.  That equity raise increased the float of Ashford Prime by 60%.  After the equity raise, we continued to see some Ashford Trust stockholders that did not want to own the Ashford Prime strategy sell out of their Ashford Prime stock and given that the large equity raise had soaked up much of the buying demand, the stock continued to underperform.

Recently, the Board of Ashford Prime announced a $100 million share repurchase program and a plan to sell one hotel in its portfolio to fund the repurchase plan.  We are committed to delivering enhanced shareholder value at Ashford Prime and believe the sale of this hotel, and the share repurchase plan, should result in significant value creation for Ashford Prime shareholders.

A Shareholder Meeting will Result in a Significant Delay of the Spin-Off and Potential Loss of Shareholder Value

If we have to delay the spin-off of Ashford Inc., we could potentially miss out on value creating opportunities that we cannot pursue while Ashford Inc. is a subsidiary of Ashford Trust.  We encourage shareholders not to be misled by the efforts of the union’s campaign which is not aligned with the interests of all of our shareholders.  The hotel union is only interested in unionizing hotels which would result in a significant increase in operating costs and a significant loss of shareholder value.  The Board does not believe that the issues raised by the union should be addressed at a special meeting.  If you have already submitted a written request card to the union supporting the calling of a special meeting, you can revoke such request.  Please contact MacKenzie Partners, Inc. toll-free at 1-800-322-2885 or 212-929-5500 or e-mail proxy@mackenziepartners.com if you have any questions or need assistance in revoking any request you may have previously submitted to the union.

Regardless of the number of shares of common stock of the Company that you own, your views are important.  On behalf of your Board of Directors and management team, we thank you for your continued support.

Sincerely,

Monty J. Bennett

Chairman & Chief Executive Officer

Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.

Important Additional Information:

Ashford, its directors and certain of its officers and employees are participants in solicitations of Ashford stockholders. Information regarding the names of Ashford’s directors and executive officers and their respective interests in Ashford by security holdings or otherwise is set forth in Ashford’s preliminary revocation statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 31, 2014, the Company’s proxy statement for its 2014 annual meeting of stockholders, filed with the SEC on April 14, 2014, as supplemented by the proxy information filed with the SEC on May 5, 2014. Additional information can be found in Ashford’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 12, 2014 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 11, 2014. To the extent holdings of Ashford’s securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication is not a substitute for any proxy statement, solicitation statement, registration statement, prospectus or other document Ashford may file with the SEC.  STOCKHOLDERS ARE ENCOURAGED TO READ ANY ASFHORD PROXY STATEMENT, SOLICITATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ASHFORD MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any solicitation statement and any other documents filed by Ashford with the SEC at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of Ashford’s website at www.ahtreit.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Ashford’s control. Ashford expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Ashford, as well as Ashford’s public filings with the SEC, including the discussion under the heading “Risk Factors” in Ashford’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.  Copies of Ashford’s press releases and filings with the SEC, are available at www.ahtreit.com or you can contact the Ashford Investor Relations Department at 972-778-9487.

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